Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

AMONG

GENZYME CORPORATION

MACBETH CORPORATION AND

BONE CARE INTERNATIONAL, INC.

Dated as of May 4, 2005

TABLE OF CONTENTS

Section 1
THE MERGER		1
1.1	The Merger	1
1.2	Effective Time	2
1.3	Closing	2
1.4	Directors and Officers of the Surviving Corporation	2
1.5	Subsequent Actions	2

Section 2
CONVERSION OF SECURITIES		3
2.1	Conversion of Capital Stock	3
2.2	Exchange of Certificates	3
2.3	No Dissenters’ Rights	5
2.4	The Company Option Plans; Restricted Stock Units	5
2.5	Withholding	6
2.6	Transfer Taxes	6

Section 3
REPRESENTATIONS AND WARRANTIES OF COMPANY		6
3.1	Organization and Qualification	7
3.2	Authority to Execute and Perform Agreement	7
3.3	Capitalization	8
3.4	No Company Subsidiaries or Joint Ventures	9
3.5	SEC Reports	9
3.6	Financial Statements	9
3.7	Absence of Undisclosed Liabilities	10
3.8	Absence of Adverse Changes	11
3.9	Compliance with Laws	11
3.10	Actions and Proceedings	13
3.11	Contracts and Other Agreements	14
3.12	Property	15
3.13	Insurance	16
3.14	Commercial Relationships	17
3.15	Tax Matters	17
3.16	Employee Benefit Plans	19
3.17	Employee Relations	21
3.18	Environmental Matters	22
3.19	No Breach	23
3.20	Board Approvals; Anti-Takeover; Vote Required	24
3.21	Financial Advisor	25
3.22	Information in the Proxy Statement	25

Section 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB		25
4.1	Organization	25
4.2	Authority to Execute and Perform Agreement	25

4.3	Information in the Proxy Statement	26
4.4	Sub	26
4.5	Financing	26
4.6	Ownership of Company Common Stock	27
4.7	Litigation	27
4.8	Financial Advisor	27
4.9	No Significant Shareholder	27

Section 5
COVENANTS AND AGREEMENTS		27
5.1	Conduct of Business	27
5.2	No Solicitation	30
5.3	Employee Matters	32

Section 6
ADDITIONAL AGREEMENTS		33
6.1	Proxy Statement	33
6.2	Meeting of Shareholders of the Company	34
6.3	Access to Information	34
6.4	Public Disclosure	34
6.5	Regulatory Filings; Reasonable Efforts	34
6.6	Notification of Certain Matters	36
6.7	Indemnification	36
6.8	NASDAQ National Market	37

Section 7
CONDITIONS PRECEDENT TO THE OBLIGATION OF PARTIES TO CONSUMMATE THE MERGER		37
7.1	Conditions to Obligations of Each Party to Effect the Merger	37
7.2	Additional Conditions to the Obligations of Parent and Sub	37
7.3	Additional Conditions to the Obligations of the Company	39

Section 8
TERMINATION, AMENDMENT AND WAIVER		39
8.1	Termination	39
8.2	Effect of Termination	41
8.3	Fees and Expenses	42
8.4	Amendment	42
8.5	Waiver	42

Section 9
MISCELLANEOUS		42
9.1	No Survival	42
9.2	Notices	42
9.3	Entire Agreement	43
9.4	Governing Law	44
9.5	Binding Effect; No Assignment; No Third-Party Beneficiaries	44
9.6	Section Headings	44
9.7	Counterparts	44

-ii-

9.8	Severability	44
9.9	Submission to Jurisdiction; Waiver	44
9.10	Enforcement	45
9.11	Rules of Construction; Certain Definitions	45
9.12	No Waiver; Remedies Cumulative	46
9.13	Waiver of Jury Trial	46

-iii-

Index of Defined Terms

Section
Acquiring Person	3.20(c)
Acquisition Proposal	5.2(a)
Affected Employees	5.3(c)
Agreement	Preamble
Articles of Merger	1.2
Assignee	9.5(a)
CERCLA	3.18(b)
Certificates	2.2(b)
Closing	1.3
Closing Date	1.3
Code	2.5
Company	Preamble
Company 10-K	3.5
Company 10-Qs	3.6
Company Balance Sheet	3.7
Company Board of Directors	Recitals
Company Common Stock	Recitals
Company Disclosure Schedule	Section 3
Company Material Adverse Effect	3.1(a)
Company Option	2.4
Company Options	2.4
Company Preferred Stock	3.3(c)
Company Restricted Stock Units	2.4(c)
Company Rights	3.3(c)
Company Rights Agreement	3.3(c)
Company SEC Reports	3.5
Company Shareholder Approval	6.1
Company Shareholders Meeting	6.2
Confidentiality Agreement	5.2(b)
DOJ	6.5(a)
Effective Time	1.2
Environmental Laws	3.18(d)(i)
ERISA	3.16(a)
ERISA Affiliate	3.16(a)
Exchange Act	3.5
Exchange Fund	2.2(a)
Expenses	8.3
FDA	3.9(d)
FDCA	3.9(d)
FTC	6.5(a)
GAAP	3.6
Governmental Entity	9.11(b)
Hazardous Materials	3.18(d)(ii)

-iv-

Section
HIPAA Regulations	3.9(j)
HSR Act	3.19
Indemnified Parties	6.7(a)
IRS	3.16(b)
knowledge of the Company	3.3(e)
Laws	3.9(b)
material deficiency	3.6
Merger	1.1(a)
Merger Consideration	2.1(c)
Nasdaq	6.4
Option Plans	2.4
Parent	Preamble
Parent Board	8.1(a)
Parent Disclosure Schedule	Section 4
Paying Agent	2.2(a)
Permits	3.9(a)
Per Share Price	2.1(c)
person	9.11(c)
PHS	3.9(d)
Plans	3.16(a)
Principal Shareholders	Recitals
Proprietary Rights	3.12(a)
Proxy Statement	3.22
Real Property	3.12(b)
Release	3.18(d)(iii)
Representatives	5.2(a)
Restraints	8.1(b)
SEC	3.5
Securities Act	3.11(c)
significant weakness	3.6
Sub	Preamble
Sub Common Stock	2.1
Subsequent Determination	5.2(c)
Superior Proposal	5.2(b)
Surviving Corporation	1.1(a)
Tax	3.15(a)
Taxable	3.15(a)
Taxes	3.15(a)
Tax Returns	3.15(a)
Termination Date	8.1(b)
Termination Fee	8.2(b)
WBCL	Recitals

-v-

AGREEMENT AND PLAN OF MERGER

          THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of May 4, 2005 is among Genzyme Corporation (“Parent”), a Massachusetts corporation, Macbeth Corporation (“Sub”), a newly-formed Wisconsin corporation and a direct wholly-owned subsidiary of Parent, and Bone Care International, Inc. (the “Company”), a Wisconsin corporation.

R E C I T A L S

          WHEREAS, the Board of Directors of each of Parent, Sub and the Company has approved the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein;

          WHEREAS, the Board of Directors of each of Parent, Sub and the Company has approved and adopted this Agreement and the transactions contemplated hereby, including the Merger (as defined in Section 1.1(a)), in accordance with the Wisconsin Business Corporation Law (“WBCL”) and upon the terms and subject to the conditions set forth herein;

          WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”) has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable to, fair to, and in the best interests of, the Company and the holders of outstanding shares of the common stock of the Company (the “Company Common Stock”) and, subject to the terms and conditions of this Agreement, has resolved to recommend that the holders of such shares of Company Common Stock approve this Agreement; and

          WHEREAS, the Company, Parent and Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated hereby;

          NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements, representations and warranties set forth herein, the parties agree as follows:

Section 1

THE MERGER

     1.1 The Merger.

          (a) Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2), the Company and Sub shall consummate a merger (the “Merger”) in accordance with the WBCL, pursuant to which (i) Sub shall be merged with and into the Company, and the separate corporate existence of Sub shall thereupon cease; (ii) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Wisconsin; (iii) the corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger; and (iv) the Company shall succeed to and assume all the rights and obligations of Sub. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation.” The Merger shall have the effects set forth in the WBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

          (b) The Articles of Incorporation of Sub, as in effect immediately prior to the Effective Time (other than the name of Sub, which shall be amended to “Bone Care International, Inc.”), shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

          (c) The By-Laws of Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter changed or amended as provide therein or by applicable Law.

     1.2 Effective Time. Parent, Sub and the Company shall cause articles of merger (the “Articles of Merger”) to be executed and filed on the Closing Date (as defined in Section 1.3) (or on such other date as Parent and the Company may agree) with the Department of Financial Institutions of the State of Wisconsin as provided in the WBCL. The Merger shall become effective at 11:59 p.m. on the date on which the Articles of Merger have been duly filed with the Department of Financial Institutions of the State of Wisconsin or such later time and date as is agreed upon by the parties and specified in the Articles of Merger, such time referred to herein as the “Effective Time.”

     1.3 Closing. The closing of the Merger (the “Closing”) will take place at 9:00 a.m. (Boston time) on a date to be specified by the parties, such date to be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Section 7 capable to satisfaction prior to the Closing (the “Closing Date”), at the offices of Ropes & Gray LLP, One International Place, Boston, Massachusetts 02110, unless another date or place is agreed to in writing by the parties hereto.

     1.4 Directors and Officers of the Surviving Corporation. The directors of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Articles of Incorporation and By-Laws.

     1.5 Subsequent Actions. If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2

CONVERSION OF SECURITIES

     2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock or any shares of common stock of Sub (“Sub Common Stock”):

          (a) Sub Common Stock. Each issued and outstanding share of Sub Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent or Sub shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

     (c) Conversion of Shares of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares of Company Common Stock to be cancelled in accordance with Section 2.1(b)) shall be converted into the right to receive $33.00 (the “Per Share Price”), payable to the holder thereof in cash, without interest (the “Merger Consideration”). From and after the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor, without interest thereon, upon the surrender of such certificate in accordance with Section 2.2.

     2.2 Exchange of Certificates.

          (a) Paying Agent. Parent shall designate American Stock Transfer & Trust Company or another bank or trust company reasonably acceptable to the Company to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the “Paying Agent”) and to receive the funds to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1(c). Parent shall provide or cause the Surviving Corporation to provide to the Paying Agent on a timely basis, on or prior to the Effective Time and as and when needed after the Effective Time, cash necessary to pay for the shares of Company Common Stock converted into the right to receive the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”). If for any reason the Exchange Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock shall be entitled under Section 2.1(c), Parent shall promptly deposit or cause the Surviving Corporation promptly to deposit additional cash with the Paying Agent sufficient to make all payments of Merger Consideration, and Parent and the Surviving Corporation shall in any event be liable for payment thereof. The Paying Agent shall invest the cash in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be paid to Parent.

          (b) Exchange Procedures. Promptly after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”), whose shares were converted pursuant to Section 2.1(c) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify); and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed and properly completed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2, without interest thereon, and shall not evidence any interest in, or any right to exercise the rights of a shareholder or other equity holder of, the Company or the Surviving Corporation.

          (c) Transfer Books; No Further Ownership Rights in Shares of Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.

          (d) Termination of Exchange Fund; No Liability. At any time following six (6) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed (or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures) to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If Certificates are not surrendered prior to two (2) years after the Effective Time, unclaimed Merger Consideration payable with respect to such shares of Company Common Stock shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

          (e) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.

     2.3 No Dissenters’ Rights. Holders of Company Common Stock will not have dissenters’ rights under Section 180.1302(4) of the WBCL with respect to the Merger.

     2.4 The Company Option Plans; Restricted Stock Units.

          (a) Prior to the Effective Time, the Company Board of Directors (or the appropriate committee of the Company Board of Directors) shall adopt such resolutions or shall take such other actions as are required to approve the transactions contemplated by this Section 2.4. The Company shall use reasonable efforts to obtain any necessary consents of the holders of Company Stock Options or Company Restricted Stock Units to effect this Section 2.4.

          (b) The Company shall use reasonable efforts to ensure that at the Effective Time, each outstanding option to acquire shares of Company Common Stock (a “Company Option” or “Company Options”) granted under the Company’s Incentive Stock Option Plan, 1996 Stock Option Plan, 2002 Stock Option Plan or 2003 Stock Option Plan (collectively, the “Option Plans”), without regard to the extent then vested or exercisable, shall be cancelled and, in consideration of such cancellation, the holder thereof shall be entitled to receive promptly, but in no event later than ten (10) days after the Effective Time, a cash payment in respect of such cancellation from the Company in an amount equal to the product of (x) the excess, if any, of the Per Share Price (or if required pursuant to the terms of the applicable Option Plan, the closing price of the Company’s Common Stock on the Closing Date) over the exercise price of each such Company Option and (y) the number of unexercised shares of Company Common Stock subject thereto (such payment, if any, to be net of applicable Taxes withheld pursuant to Section 2.5).

          (c) The Company shall use reasonable efforts to ensure that at the Effective Time, each outstanding restricted stock unit granted under any of the Option Plans (the “Company Restricted Stock Units”) shall be cancelled and, in consideration of such cancellation, the holder thereof shall be entitled to receive promptly, but in no event later than ten (10) days after the Effective Time, a cash payment in respect of such cancellation from the Company in an amount equal to the product of (x) the Price Per Share (or if required pursuant to the terms of the applicable Option Plan, the closing price of the Company’s Common Stock on the Closing Date)

and (y) the number of shares of Company Common Stock subject thereto (such payment to be net of applicable Taxes withheld pursuant to Section 2.5).

          (d) As of the Effective Time, the Option Plans shall terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be cancelled.

          (e) The Company shall use reasonable efforts to effectuate the foregoing, including, but not limited to, sending out the requisite notices and seeking to obtain all consents necessary to cash out and cancel all Company Options and Company Restricted Stock Units or to ensure that, after the Effective Time, no person shall have any right under the Option Plans, except as set forth herein.

     2.5 Withholding. Each of Parent and Surviving Corporation shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from any amounts payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock or Company Options such amounts as are required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”) or any provision of Tax (as defined in Section 3.15) law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

     2.6 Transfer Taxes. If payment of the Merger Consideration payable to a holder of shares of Company Common Stock pursuant to the Merger is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid all transfer and other Taxes required by reason of the issuance to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable.

Section 3

REPRESENTATIONS AND WARRANTIES OF COMPANY

     Except as set forth on the disclosure schedule delivered by the Company to Parent on the date hereof (the “Company Disclosure Schedule”) and signed by the Company’s chief executive officer and chief financial officer, the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, the Company represents and warrants to Parent and Sub as set forth below. For purposes of the representations and warranties of the Company contained herein, disclosure in any section of the Company Disclosure Schedule of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by the Company calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more or all of such representations or warranties if it is reasonably apparent on the face of the Company Disclosure Schedule that such disclosure is applicable. The inclusion of any information in any section of the Company Disclosure Schedule or other document delivered by the Company pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

     3.1 Organization and Qualification.

          (a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of Wisconsin and has corporate power and authority to own, lease and operate its assets and to carry on its business as now being conducted. The Company is qualified or otherwise authorized to transact business as a foreign corporation in all jurisdictions in which such qualification or authorization is required by Law, except for jurisdictions in which the failure to be so qualified or authorized would not reasonably be expected to have a Company Material Adverse Effect. “Company Material Adverse Effect” shall mean (i) a material adverse effect on the assets, properties, business, results of operations or financial condition of the Company, (ii) an effect that materially alters (including with respect to cost), delays or materially interferes with the ability of the Company to consummate the transactions contemplated hereby or (iii) a failure of the Company’s chief executive officer or chief financial officer to provide an unqualified certification in any certification required to be filed with any document filed with the SEC; provided, that in no event shall effects primarily resulting from any of the following be taken into account in determining whether there is, has been or is reasonably likely to be a “Company Material Adverse Effect”: (A) the economy or securities markets of the United States in general, (B) conditions affecting the biotechnology and biopharmaceutical industries generally, in each case, without a disproportionate impact on the Company, (C) the announcement or pendency of the transactions contemplated hereby or compliance with the terms and conditions of this Agreement, (D) any change in the stock price or trading volume of the Company Common Stock, (E) failure to meet published or internal financial projections or forecasts (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably likely be, a Company Material Adverse Effect), (F) any act of terrorism or war not specifically directed at the Company and without a disproportionate impact on the Company, (G) any change to GAAP after the date of this Agreement which the Company is required to adopt or (H) any change in Laws not specifically directed at the Company.

          (b) The Company has previously provided to Parent true and complete copies of the Articles of Incorporation and By-Laws of the Company as presently in effect, and the Company is not in default in the performance, observation or fulfillment of such documents.

     3.2 Authority to Execute and Perform Agreement. The Company has the corporate power and authority to execute and deliver this Agreement and, subject, in the case of consummation of the Merger, to the approval of this Agreement by the holders of Company Common Stock, to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company Board of Directors. No other action on the part of the Company is necessary to consummate the transactions contemplated hereby (other than approval of this Agreement by the holders of Company Common Stock). This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

     3.3 Capitalization.

          (a) The Company is authorized to issue 28,000,000 shares of Company Common Stock, of which 20,156,131 shares were issued and outstanding as of April 30, 2005. All of the issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of pre emptive rights, except to the extent otherwise provided in Section 180.0622(2)(b) of the WBCL.

          (b) The Company has reserved 2,203,268 shares of Company Common Stock for issuance pursuant to all of the Company Options and the Company Restricted Stock Units. Company Options to purchase 2,088,268 shares of Company Common Stock and Company Restricted Stock Units for 115,000 shares of Company Common Stock were outstanding as of April 30, 2005. Section 3.3(b) of the Company Disclosure Schedule includes a true and complete list of all Company Options and Company Restricted Stock Units outstanding as of April 30, 2005, which schedule shows the plan pursuant to which the Company Option or Company Restricted Stock Unit was granted, the applicable vesting and acceleration provisions, the expiration date, and whether any option is an incentive stock option. True and complete copies of all forms of agreements for Company Options and Company Restricted Stock Units have been made available to Parent. The Company is obligated to accelerate the vesting of all Company Options and Company Restricted Stock Units as a result of the transactions contemplated hereby. Each Company Stock Option Plan (including all amendments) has been duly approved by the Company’s shareholders.

          (c) The Company is authorized to issue 2,000,000 shares of Preferred Stock (“Company Preferred Stock”), and 140,000 shares of Company Preferred Stock have been designated as Series A Junior Participating Preferred Stock, all of which were reserved for issuance upon exercise of preferred stock purchase rights (the “Company Rights”) issuable pursuant to the Shareholders Rights Agreement, dated as of April 15, 1996, as amended by the First Amendment to Rights Agreement dated as of September 21, 1999, between the Company and Wells Fargo Minnesota, N.A., as successor to Norwest Bank Minnesota, National Association, as rights agent (the “Company Rights Agreement”).

          (d) Except for (i) shares indicated as issued and outstanding on April 30, 2005 in Section 3.3(a) and (ii) shares issued after such date upon the exercise of outstanding Company Options or Company Restricted Stock Units listed in Section 3.3(b) of the Company Disclosure Schedule, there are not as of the date hereof, and at the Effective Time there will not be, any shares of Company Common Stock issued and outstanding.

          (e) The Company’s authorized capital stock consists solely of the Company Common Stock described in Section 3.3(a) and the Company Preferred Stock described in

Section 3.3(c). There are not as of the date hereof, and at the Effective Time there will not be, authorized or outstanding any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements, claims or commitments of any nature whatsoever obligating the Company to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, additional shares of the capital stock or other securities of the Company or obligating the Company to grant, extend or enter into any such agreement, other than Company Options and Company Restricted Stock Units listed in Section 3.3(b) of the Company Disclosure Schedule. To the knowledge of the Company, there are no shareholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of the Company. For purposes of this Agreement, “knowledge of the Company” shall mean the actual knowledge of the individuals listed on Section 3.3(e) of the Company Disclosure Schedule.

          (f) The Company has no outstanding bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders may vote.

     3.4 No Company Subsidiaries or Joint Ventures. There is no corporation, partnership or other organization, whether incorporated or unincorporated, of which (i) the Company is a general partner or (ii) at least 50% of the securities or other interests having voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, partnership or other organization are directly or indirectly owned or controlled by the Company. There is no corporation or other entity (including partnership, limited liability company and other business association) that is not described in the first sentence of this Section 3.4 and in which the Company owns an equity interest (other than equity interests held for passive investment purposes which are less than 10% of any class of the outstanding voting securities or other equity of any such entity)

     3.5 SEC Reports. The Company previously has made available to Parent (i) its Annual Report on Form 10-K for the year ended June 30, 2004 (the “Company 10-K”), as filed with the United States Securities and Exchange Commission (the “SEC”), (ii) all proxy statements relating to the Company’s meetings of shareholders held or to be held after June 30, 2004 and (iii) all other documents filed by the Company with, or furnished by the Company to, the SEC under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”) since June 30, 1999 and prior to the date of this Agreement (the “Company SEC Reports”). As of their respective dates, such documents complied, and all documents filed by the Company with the SEC between the date of this Agreement and the Closing Date shall comply, in all material respects, with applicable requirements of the Securities Exchange Act and did not, or in the case of documents filed on or after the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. On and since June 30, 2004, the Company has timely filed, and between the date of this Agreement and the Closing Date shall timely file, with the SEC all documents required to be filed by it under the Exchange Act.

     3.6 Financial Statements. The financial statements contained in the Company 10-K and in the Company’s quarterly reports on Form 10-Q for the quarters ended September 30, 2004 and December 31, 2004 (collectively, the “Company 10-Qs”) have been prepared from, and are in accordance in all material respects with, the books and records of the Company and presented fairly, in all material respects, the financial condition and results of operations of the Company as of and for the periods presented therein, and were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis, except as otherwise indicated therein and subject in the case of the unaudited financial statements included in the Company 10-Qs to normal year-end adjustments, which in the aggregate are not material, and the absence of notes. The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) of the Exchange Act) sufficient to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, that transactions are executed only in accordance with the authorization of management and regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets. The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. The Company is not a party to, or does not have any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of ay material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or other Company SEC Reports. Since July 1, 2004, the Company has not received any oral or written notification of any (x) “significant deficiency” or (y) “material weakness” in the Company’s internal controls over financial reporting. There is no outstanding “significant deficiency” or “material weakness” which the Company’s independent accountants certify has not been appropriately and adequately remedied by the Company. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2004-001 of the Public Company Accounting Oversight Board.

     3.7 Absence of Undisclosed Liabilities. As of June 30, 2004, the Company had no material liabilities of any nature, whether accrued, absolute, contingent or otherwise (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for Taxes due or then accrued or to become due), required to be reflected or disclosed in the balance sheet (the “Company Balance Sheet”) dated June 30, 2004 (or the notes thereto) included in the Company 10-K that were not adequately reflected or reserved against on the Company Balance Sheet (or adequately disclosed in the notes thereto). The Company has no material liabilities of any nature, whether accrued, absolute, contingent or otherwise, other than liabilities (i) adequately reflected or reserved against on the Company Balance Sheet, (ii) reflected on the Company’s unaudited balance sheet dated December 31, 2004, included in the Form 10-Q filed by the Company for the quarter ended December 31, 2004, (iii) included in the

Company Disclosure Schedule, or (iv) incurred since December 31, 2004 in the ordinary course of business, consistent with past practice.

     3.8 Absence of Adverse Changes.

          (a) Except as specifically disclosed in the Company SEC Reports, since June 30, 2004, there has not been any change, event or circumstance that has had, or is reasonably likely to have, a Company Material Adverse Effect.

          (b) Except as specifically disclosed in the Company SEC Reports, there has not been any action taken by the Company during the period from June 30, 2004 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1(b).

     3.9 Compliance with Laws.

          (a) The Company including its employees (to the extent applicable) have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of its properties or (ii) that is required for the operation of the business of the Company or the holding of any such interest ((i) and (ii) are herein collectively called “Permits”), and all of such Permits are valid and in full force and effect, except where the failure to obtain or have any such Permit would not reasonably be expected to have a Company Material Adverse Effect; and no material proceeding is pending or, to the knowledge of the Company, threatened to revoke, suspend, cancel, terminate, or adversely modify any such Permit.

          (b) The Company has complied in a timely manner and in all material respects, with all material federal, state, local or foreign laws, statutes, regulations, rules, ordinances and judgments, decrees, orders, writs and injunctions, of any court or Governmental Entity (collectively, “Laws”) relating to any of the property owned, leased or used by it, or applicable to its business or products, including, but not limited to, (i) the Foreign Corrupt Practices Act of 1977 and any other Laws regarding use of funds for political activity or commercial bribery and (ii) Laws relating to equal employment opportunity, discrimination, interstate commerce, anti-kickback, healthcare and antitrust.

          (c) The Company including, to the knowledge of the Company, its employees (to the extent the Company would be reasonably expected to have material liability with respect thereto), are not in violation of any Laws, including without limitation the Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated thereunder, or any order, judgment, injunction, decree or other requirement of any court, arbitrator or governmental or regulatory body, relating to the operation of preclinical or clinical testing laboratories, labor and employment practices, zoning, except for violations of or liabilities under any of the foregoing which would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (d) To the knowledge of the Company, each product and product candidate subject to United States Food and Drug Administration (the “FDA”) jurisdiction under the Federal Food, Drug and Cosmetic Act (“FDCA”), the Public Health Service Act (“PHS”) or

similar foreign Governmental Entity or Law that is manufactured, tested, distributed, held and/or marketed by the Company, and to the knowledge of the Company its licensees, is being manufactured, tested, distributed, held and marketed in compliance in all material respects with all applicable requirements under the FDCA, the PHS or such similar Law of any foreign jurisdiction including, but not limited to, those requirements relating to investigational use, FDA marketing authorization, good manufacturing practices, labeling, advertising, promotional activities, record keeping, filing of reports, including adverse event and other reports, and security. The Company has previously provided Parent with an accurate and complete list of all adverse event reports submitted during the last three years.

          (e) To the knowledge of the Company, the Company has, prior to the execution of this Agreement, made available to Parent copies of all documents in its possession (or to which it has reasonable access) material to assessing compliance with the FDCA and its implementing regulations, the PHS and its implementing regulations, and similar foreign Laws, including, but not limited to, copies of (i) all warning letters and untitled letters, notices of adverse findings and similar correspondence received in the last three years, (ii) all 483s and other audit reports (whether conducted by the FDA or otherwise) performed during the last three years, (iii) an accurate and complete schedule of all product “recalls,” “corrections,” “removals,” “market withdrawals,” and “stock recoveries” as such terms are defined in the regulations promulgated under the FDCA, and (iv) any document (including correspondence and minutes) concerning any significant oral or written communication between the Company and the FDA or a similar foreign Governmental Entity in the last three years.

          (f) To the knowledge of the Company, the Company is not, and has not been, including with respect to its sales, marketing and pricing practices, in violation in any material respect of any federal or state statute, regulation or common law, including without limitation the Federal Anti-Kickback Act, state anti-kickback laws, federal conspiracy statutes, the Prescription Drug Marketing Act, the Federal False Claims Act, state false claims acts, the Federal Stark Law, state Medicaid fraud statutes, state consumer protection statutes, federal fraud statutes, state fraud statutes, common law fraud, and any other federal or state statute related to sales and marketing practices of pharmaceutical manufacturers and others involved in the purchase and sale of pharmaceutical products.

          (g) To the knowledge of the Company, the Company complies in all material respects with, has complied in all material respects with, and maintains and has maintained systems and programs to ensure compliance with, all requirements of the FDCA, PHS, and regulations issued thereunder, and similar or related foreign or domestic Laws and regulations, pertaining to programs or systems regarding product quality, notification of facilities and products, corporate integrity, pharmacovigilance and conflicts of interest including, but not limited to, Current Good Manufacturing Practice Requirements, Good Laboratory Practice Requirements, Good Clinical Practice Requirements, Establishment Registration and Product Listing requirements, requirements applicable to the debarment of individuals, requirements applicable to the conflict of interest of clinical investigators and Adverse Drug Reaction Reporting requirements.

          (h) To the knowledge of the Company, the Company has complied in all material respects with its obligations to report accurate pricing information for its pharmaceutical products to the government and to price reporting services relied upon by the government and other payors for pharmaceutical products, including without limitation its obligation to report accurate Average Manufacturer Prices and Best Prices under the Medicaid Rebate Statute, as well as accurate Average Wholesale Prices, Average Sales Prices and Wholesale Acquisition Costs.

          (i) To the knowledge of the Company, the Company has not engaged in an unlawful or unauthorized practice of medicine or other professionally licensed activities through any web sites sponsored or operated, or formerly sponsored or operated, by the Company.

          (j) The Company has complied in all material respects and continues to comply in all material respects with the applicable administration simplification regulations published pursuant to the Health Insurance Portability and Accountability Act of 1996, including without limitation regulations governing the privacy and security of health information and the conduct of certain electronic transactions (collectively the “HIPAA Regulations”). To the knowledge of the Company, there are no complaints or allegations against the Company of any violations of the HIPAA Regulations, whether by a Governmental Entity, a patient, a plan member, a current or former employee or volunteer or any other person.

          (k) To the knowledge of the Company, the Company is in compliance in all material respects with all export control Laws, including those administered by the U.S. Department of Commerce and the U.S. Department of State, and asset control Laws, including those administered by the U.S. Department of the Treasury.

          (l) To the knowledge of the Company, the Company has made available to Parent all written materials within its possession, including notes from conversations with and correspondence, to and from the US Department of Justice (Office of the Inspector General), in connection with the subpoena dated October 27, 2004, and, to the knowledge of the Company, the Company has responded accurately and completely in response to questions from Parent with respect to such materials.

     3.10 Actions and Proceedings.

          (a) There are no material outstanding, orders, judgments, injunctions, decrees or other requirements of any court, arbitrator or governmental or regulatory body against the Company or any of its assets or properties. There are no material actions, suits or claims or legal, administrative or arbitration proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its assets or properties. To the knowledge of the Company, there is no fact, event or circumstance now in existence that would reasonably be expected to give rise to any action, suit, claim, proceeding or investigation that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

          (b) There are no pending nor, to the knowledge of the Company, threatened civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any product manufactured, distributed or sold by or on behalf of the Company.

     3.11 Contracts and Other Agreements.

          (a) The Company is not a party to or bound by, and its properties are not subject to, any contract or other agreement required to be disclosed in or filed as an exhibit to a Form 10-K, Form 10-Q or Form 8-K of the SEC which is not disclosed in or filed as an exhibit to, as applicable, the Company 10-K, the Company 10-Qs or a Form 8-K filed by the Company after the filing of the Form 10-K. All of such contracts and other agreements and all of the agreements listed in Section 3.11(a) of the Company Disclosure Schedule are valid, subsisting, in full force and effect, binding upon the Company, and, to the knowledge of the Company, binding upon the other parties thereto in accordance with their terms (except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity), and the Company is not in material default under any of them, nor, to the knowledge of the Company, is any other party to any such contract or other agreement in material default under any of them, nor does any condition exist that with notice or lapse of time or both would constitute a material default under any of them, except in each case except for defaults which individually or in the aggregate would not reasonably be expected to result in termination of an agreement or result in a material liability. True and complete copies of all of the contracts and other agreements referred to in this Section 3.11 have been made available to Parent.

          (b) Other than those contracts filed as exhibits to the Company 10-K or the Company 10-Qs, the Company is not a party to any agreement that limits or restricts the Company or any of its affiliates or successors in competing or engaging in any line of business, in any therapeutic area, in any geographic area or with any person.

          (c) The Company is not a party to any agreement obligating the Company to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”).

          (d) Section 3.11(d) of the Company Disclosure Schedule contains a correct and complete list of all effective registration statements filed by the Company on Form S-3 pursuant to Rule 415 under the Securities Act or Form S-8 or otherwise relying on Rule 415 under the Securities Act.

          (e) Other than agreements filed as exhibits to the Company 10-K or the Company 10-Qs (including any incorporated therein by reference), unredacted copies of which have previously been made available to Parent, the Company is not a party to any agreement (i) involving research, development or the license of Proprietary Rights (as defined in Section 3.12(a)), (ii) granting a right of first refusal, or right of first offer or comparable right with respect to Proprietary Rights, (iii) relating to a joint venture, partnership or other arrangement involving a sharing of profits, losses, costs or liabilities with another person, (iv) providing for the payment or receipt by the Company of milestone payments or royalties, (v) including or involving a loan or other extension of credit to a director or officer of the Company, or (vi) that individually requires or contemplates aggregate expenditures by the Company in any twelve month period of more than $200,000.

          (f) To the knowledge of the Company, no executive officer or director of the Company has (whether directly or indirectly through another entity in which such person has a material interest, other than as the holder of less than 2% of a class of securities of a publicly traded company) any material interest in any property or assets of the Company (except as a shareholder), any competitor, customer, supplier or agent of the Company or any person that is currently a party to any material contract or agreement with the Company.

          (g) The Company is not a party to any interest rate, equity or other swap or derivative instrument.

     3.12 Property.

          (a) The Company owns, is licensed to use, or otherwise has the right to use all patents, trademarks, service marks, trade names, trade secrets, franchises, inventions, copyrights and all other technology and intellectual property (including, without limitation, biological materials), all registrations of any of the foregoing, or applications therefor, and all grants and licenses or other rights running to or from the Company relating to any of the foregoing, that are material to its business as presently conducted or as contemplated to be conducted (collectively, the “Proprietary Rights”). To the knowledge of the Company, all patents, trademarks and copyrights referred to above are valid and subsisting. On the Closing Date, the Company shall provide Parent with a schedule of any Taxes, maintenance fees or actions falling due within 90 days of the Closing Date with respect to patents, trademarks and copyrights registrations of which the Company is the owner of record (whether sole owner or co-owner) or otherwise required to pay such maintenance fees or take such actions. To the knowledge of the Company, there is no basis for any claim by any third party that the business of the Company infringes upon the proprietary rights of others, nor has the Company received any notice or claim of infringement from any third party. To the knowledge of the Company, there is no existing or threatened infringement by any third party on, or any competing claim of right to use or own any of, the Proprietary Rights. To the knowledge of the Company, the Company has the right to sell its products and services (whether now offered for sale or under development) free from any royalty or other obligations to third parties. To the knowledge of the Company, none of the activities of the employees of the Company violates any agreement or arrangement which any such employees have with former employers. To the knowledge of the Company, all employees and consultants who contributed to the discovery or development of any of the Proprietary Rights did so either (x) within the scope of their employment such that, in accordance with applicable Law, all Proprietary Rights arising therefrom became the exclusive property of the Company or (y) pursuant to written agreements assigning all Proprietary Rights arising therefrom to the Company. Assignment documents assigning to Company all rights of such employees, contractors and consultants have been duly filed in all relevant patent offices worldwide for all patent applications and patents owned in whole or in part by Company. To the knowledge of the Company, all employees engaged in the development of experimental data relevant to the discovery or development of any of the Proprietary Rights maintain contemporaneous records of their experiments in laboratory notebooks which are signed, dated, witnessed and maintained in accordance with good scientific practices. To the knowledge of the

Company, each employee, contractor or consultant of the Company who has proprietary knowledge of or information relating to the manufacturing processes, or the formulation of the products, of the Company has executed and delivered to the Company an agreement or agreements restricting such person’s right to (A) use and disclose confidential information of the Company and (B) enter into certain employment, consulting or similar contractual relationships with companies that are competitors of the Company for a specified period of time. To the knowledge of the Company, there are no settlements, forbearances to sue, consents, judgments, or orders or similar obligations that: (i) restrict any Proprietary Rights; (ii) restrict the conduct of the business of the Company or any of its employees; or (iii) grant third parties any material rights under Proprietary Rights. To the knowledge of the Company, no material trade secret of the Company has been disclosed or is authorized to be disclosed to any third party in violation of confidentiality obligations to the Company and, to the knowledge of the Company, no party to a nondisclosure agreement with the Company is in breach or default thereof. To the knowledge of the Company, no current or former director, officer, consultant or employee of the Company will, after giving effect to the Merger, own any of the Proprietary Rights. To the knowledge of the Company, the execution of, the delivery of, the consummation of the Merger contemplated by, and the performance of the Company’s obligations under, this Agreement will not result in any loss or impairment of any Proprietary Rights.

          (b) The Company has all assets, properties, rights and contracts necessary to permit the Company to conduct its business as it is currently being conducted, except where the failure to have such assets, properties, rights and contracts would not reasonably be expected to have a Company Material Adverse Effect. The Company has marketable title to all of its properties, interests in properties and assets, real and personal, reflected in the Company Balance Sheet (except properties, interests in properties and assets sold or otherwise disposed of since June 30, 2004 in the ordinary course of business consistent with past practice), or with respect to leased properties and assets, valid leasehold interests in such properties and assets, in each case, free and clear of all imperfections of title, restrictions, encroachments, liens and easements, except (i) liens for current Taxes not yet due and payable, (ii) such imperfections of title, restrictions, encroachments, liens and easements as do not and would not reasonably be expected to materially detract from or interfere with the use or value of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which are reflected on the Company Balance Sheet. There are no written or oral subleases, licenses, occupancy agreements or other contractual obligations that grant the right of use or occupancy of any real property owned or leased by the Company (collectively, the “Real Property”) to another person, and there is no person in possession of the Real Property other than the Company. There is no pending, or, to the knowledge of the Company, threatened eminent domain, condemnation or similar proceeding affecting any Real Property. To the knowledge of the Company, the property and equipment of the Company that are used in the operations of business are (i) in good operating condition and repair and (ii) have been maintained in accordance with normal industry practices. Section 3.12(b) of the Company Disclosure Schedule lists all Real Property.

     3.13 Insurance. All policies or binders of material fire, liability, product liability, workers’ compensation, vehicular, directors’ and officers’ and other material insurance held by or on behalf of the Company are in full force and effect in all material respects, are reasonably adequate for the businesses engaged in by the Company and are in conformity in all material respects with any requirements of all leases or other agreements to which the Company is a party and, to the knowledge of the Company, are valid and enforceable in accordance with their terms. The Company is not in default in any material respect with respect to any material provision contained in such policy or binder nor has the Company failed to give any notice or present any material claim under any such policy or binder in due and timely fashion. All premiums due and payable to date for each policy or binder have been paid for the current period, and there are no outstanding premium finance payments due for such period. There are no material outstanding unpaid claims under any such policy or binder. The Company has not received notice of cancellation or non-renewal of any such policy or binder. All applications for the Company’s currently effective directors’ and officers’ insurance were true, correct and complete in all material respects when submitted to the carrier.

     3.14 Commercial Relationships. Since June 30, 2004, none of the Company’s material suppliers, collaborators, manufacturers, distributors, licensors or licensees has canceled or otherwise terminated its relationship with the Company or has, during the last twelve months, materially altered its relationship with the Company. To the knowledge of the Company, (a) there is no plan or intention of any such entity, and the Company has not received any threat or notice from any such entity, to terminate, cancel or otherwise materially modify its relationship with the Company and (b) as of the date of this Agreement, no such entity is experiencing financial or other difficulties that would be reasonably likely to jeopardize its ability to perform its contractual obligations to the Company. Without limiting the generality of the foregoing, the Company is in compliance in all material respects with diligence obligations, and has not failed to achieve any development milestones within applicable time periods, under material license agreements.

     3.15 Tax Matters.

          (a) For purposes of this Agreement, the term “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means all United States federal, state and local, and all foreign, income, profits, franchise, gross receipts, payroll, transfer, sales, employment, social security, unemployment insurance, workers’ compensation, use, property, excise, value added, ad valorem, estimated, stamp, alternative or add-on minimum, recapture, environmental, capital, withholding and any other taxes, charges, duties, impositions or assessments, together with all interest, penalties and additions imposed on or with respect to such amounts, including any liability for taxes of a predecessor entity. “Tax Return” means any return, declaration, report, claim for refund, tax shelter disclosure statements or information return or statement filed or required to be filed with any taxing authority in connection with Taxes, including any attachments thereto and any amendments thereof.

          (b) All Tax Returns required to be filed by or with respect to the Company have been filed within the time and in the manner prescribed by Law (taking into account applicable extensions properly obtained), except where the failure to so file would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All such Tax Returns are true, correct and complete, and all Taxes owed by the Company, whether or not shown on any Tax Return, have been paid, except where the failure to be true, correct or complete, or the failure to so pay, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No written claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns asserting that the Company is or may be subject to material Taxation by that jurisdiction.

          (c) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company, other than with respect to Taxes which are not yet due and payable.

          (d) No assessment, dispute or judicial or administrative proceeding is currently pending or threatened in writing with respect to any Tax Return or Taxes of the Company, except for any such assessment, dispute or proceeding that, if determined adverse to the Company, would not, individually or in the aggregate, reasonably be expected to create a material liability to the Company. No material deficiency for any Taxes has been proposed in writing against the Company, which deficiency has not been paid in full.

          (e) There are no outstanding written agreements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company for any taxable period. No power of attorney granted by or with respect to the Company relating to Taxes is currently in force.

          (f) All withholding and payroll Tax requirements required to be satisfied by the Company (including requirements to deduct, withhold and pay over amounts to any Governmental Entity and to comply with any record keeping and reporting requirements in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party) have been satisfied, except where the failure to so satisfy any such requirement would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (g) The Company does not have any liability for the Taxes of any other person (other than the Company) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign Law).

          (h) No payment, other benefit, or acceleration of the vesting of any options, payments or other benefits (nor any agreement, contract, arrangement or plan providing for any of the foregoing), will be, as a direct or indirect result of the transactions contemplated by this Agreement, an “excess parachute payment” to a “disqualified individual,” as those terms are defined in Section 280G of the Code and the applicable regulations of the U.S. Department of the Treasury.

          (i) The Company is not, and during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code was not, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

          (j) The Company has not distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed, in whole or in part, by Code Section 355.

          (k) The Company has delivered or made available to Parent complete and correct copies of all U.S. federal and state income Tax Returns of the Company with respect to the three taxable years ended prior to the date hereof for which such Tax Returns have been filed. The Company has delivered or made available to Parent written schedules of (i) the taxable years of the Company for which the statute of limitations with respect to U.S. federal income taxes has not expired and (ii) in the case of each U.S. federal income taxable year described in clause (i), those years for which examinations have been completed, those years for which examinations are currently in progress, those years for which examinations have not yet been initiated and those years for which U.S. federal income Tax Returns have not yet been filed.

          (l) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) adjustment under Section 481 of the Code (or any corresponding or similar provisions of state, local or foreign Tax law) made prior to the Closing Date or (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Tax law) executed during the six (6) year period ending on the Closing Date.

          (m) The Company has not engaged in any “listed transaction” (or any transaction substantially similar to a listed transaction) identified pursuant to Treas. Reg. 1.6011-4(b)(2).

     3.16 Employee Benefit Plans.

          (a) Section 3.16(a) of the Company Disclosure Schedule lists each pension, savings, profit sharing, retirement, deferred compensation, employment, welfare, fringe benefit, insurance, short and long term disability, medical, death benefit, incentive, bonus, stock, other equity-based, vacation pay, severance pay, cafeteria plan and other material plan, program and arrangement that benefits one or more employees, directors or other providers of services, including without limitation each “employee benefit plan” (as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that is maintained by Company or to which the Company is required to contribute (each, a “Plan”).

          (b) The Company has made available to Parent current, accurate and complete copies of each of the following together with, in each case, all amendments: (i) each Plan that has been reduced to writing and all amendments thereto, (ii) a summary of the material terms of each Plan that has not been reduced to writing, (iii) the summary plan description for each Plan subject to Title I of ERISA, and in the case of each other Plan, any similar employee summary (including but not limited to any employee handbook description), (iv) for each Plan intended to be qualified under Section 401(a) of the Code, the most recent determination or opinion letter issued by the Internal Revenue Service (“IRS”), (v) for each Plan with respect to which a Form 5500 series annual report/return is required to be filed, the most recently filed such annual report/return and the annual reports/returns for the two preceding years, together with all schedules and exhibits, (vi) all insurance contracts, administrative services contracts, trust agreements, investment management agreements or similar agreements maintained in connection with any Plan, and (vii) for each Plan that is intended to be qualified under Code Section 401(a), copies of any existing compliance testing results (including nondiscrimination testing (401(a)(4), ADP, ACP, multiple use), 402(g), 415 and top-heavy tests conducted by or on behalf of the Company) for the most recent plan year.

          (c) There is no entity that together with the Company would be treated as a single-employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

          (d) Each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, each Plan has been administered in all material respects in accordance with its terms and the provisions of applicable law, including without limitation ERISA and the Code, and to the knowledge of the Company nothing has been done or not done with respect to any Plan, the doing or not doing of which could result in any material liability on the part of the Company under Title I of ERISA, Chapter 43, 47 or 100 of the Code (or any other provision of the Code that imposes an excise tax or other penalty in connection with any Plan or employee benefit), or the applicable law of any non-U.S. jurisdiction, and none of the Plans is currently under examination by the IRS, U.S. Department of Labor or other governmental agency or department (within the U.S. or outside the U.S.). All contributions, premiums and other amounts due to or in connection with each Plan under the terms of the Plan or applicable Law have been timely made, and provision has been made on the balance sheet included in the Company 10-Qs for such contributions, premiums and other amounts that were not yet due as of the dates of the balance sheets but were attributable to service before such dates.

          (e) Except for continuation of health coverage to the extent required under Section 4980B of the Code or Section 601 et seq. of ERISA, there are no obligations under any Plan providing welfare benefits after termination of employment.

          (f) Except for individual employment and severance agreements, each Plan can be amended, modified or terminated without advance notice to or consent by any employee, former employee or beneficiary, except as required by Law.

          (g) No action, suit or claim (other than routine claims for benefits in the ordinary course) is pending or, to the knowledge of the Company, threatened against any Plan or against the Company.

          (h) The Company has never been required to contribute to, or incurred any liability under any

               (i) multi-employer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA,

               (ii) multiple employer plan as defined in Section 413(c) of the Code, or any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA,

               (iii) welfare benefit fund within the meaning of Section 419(e) of the Code, or

               (iv) voluntary employees’ beneficiary association, within the meaning of Section 501(c)(9) of the Code.

          (i) No employee of, consultant to, or other provider of services to the Company will be entitled to any benefit or additional benefit or to the acceleration of the payment or vesting of any benefit or right to payment under any Plan by reason of any of the following occurring in isolation or together with the occurrence of another or subsequent event or events: the execution or delivery of this Agreement, the Merger, or the performance of transactions contemplated by this Agreement.

          (j) The Company has no “leased employees” within the meaning of Section 414(n) of the Code. Each person who provides services to the Company has been properly classified as an employee or independent contractor, as the case may be, for all applicable purposes, including without limitation wage-reporting and withholding purposes and for purposes of determining eligibility to participate in or benefit under the Plans or any of them.

     3.17 Employee Relations.

          (a) True and complete information as to the name, current job title, base salary, bonuses and equity compensation grants for each of the last three years of all current officers of the Company has been provided to Parent.

          (b) The Company (i) is in compliance in all material respects with all applicable foreign, federal, state and local Laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees, (ii) has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries and other payments to employees, (iii) is not in arrears for any wages, salaries, commissions, bonuses or other direct compensation for any services performed or amounts required to be reimbursed to any employees or consultants or liable for any Taxes or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice), except for matters that, individually or in the aggregate, would not reasonably be expected to result in a material liability.

          (c) No work stoppage or labor strike against the Company is pending or, to the knowledge of the Company, threatened. The Company is not involved in or, to the knowledge of the Company, threatened with, any labor dispute, grievance, or litigation relating to labor, employment, compliance, safety or discrimination matters involving any employee, including without limitation charges of unfair labor practices or discrimination complaints that, if adversely determined, would be reasonably expected to result in material liability to the Company. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act that would be reasonably expected to result in material liability to the Company. The Company is not presently, nor has it been in the past, a party to or bound by any collective bargaining agreement or union contract with respect to employees, and no collective bargaining agreement is being negotiated by the Company. No union organizing campaign or activity with respect to non-union employees of the Company is ongoing, pending or, to the knowledge of the Company, threatened.

     3.18 Environmental Matters.

          (a) The Company has not received written notice that it is in violation of, and to the knowledge of the Company, the Company has not violated and is not in violation of, any Environmental Law (as defined in Section 3.18(d)(i)), and except in compliance in all material respects with Environmental Laws, the Company (nor any predecessor in interest in connection with the business of the Company) has not generated, used, handled, transported or stored any Hazardous Materials (as defined in Section 3.18(d)(ii)) or shipped any Hazardous Materials for treatment, storage or disposal at any other site or facility, except for violations, generation, use, handling, transport or storage which would not reasonably be expected to create a material liability to the Company. To the knowledge of the Company, there has been no generation, use, handling, storage or disposal of any Hazardous Materials in violation of any Environmental Law at any site owned or operated by, or premises leased by, the Company (or any predecessor in interest in connection with the business of the Company) during the period of the Company’s (or predecessor in interest’s) ownership, operation or lease or prior thereto, nor has there been or is there threatened any Release (as defined in Section 3.18(d)(iii)) of any Hazardous Materials into, on, at, under or from any such site or premises during such period or prior thereto, in violation of any Environmental Law or which created or would reasonably be expected to create an obligation to report or respond in any way to such Release or would create any material liability for the Company. To the knowledge of the Company, there is no underground storage tank or other container at any site owned or operated by, or premises leased by the Company or on any site formerly owned or operated by, or premises formerly leased by, the Company.

          (b) The Company has not received written notification that, and the Company has no knowledge that, any site currently or formerly owned or operated by, or premises currently or formerly leased by, the Company (or predecessor in interest in connection with the business of the Company) is the subject of any federal, state or local civil, criminal or administrative investigation evaluating whether, or alleging that, any action is necessary to respond to a Release or a threatened Release of any Hazardous Material. No such site or premises is listed, or to the knowledge of the Company, proposed for listing, on the National Priorities List or the Comprehensive Environmental Response, Compensation, and Liability Information System, both as maintained under the federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), or on any comparable state or local governmental lists. The Company has not received written notification of, and the Company has no knowledge of, any potential responsibility or liability of the Company pursuant to the provisions of (i) CERCLA, (ii) any similar federal, state, local, foreign or other Environmental Law, or (iii) any order issued pursuant to the provisions of any such Environmental Law.

          (c) There is no environmental or health and safety liability or obligation that would reasonably be expected to have a Company Material Adverse Effect. The Company previously has made available to Parent true and complete copies of any and all environmental audits or risk assessments, site assessments, material documentation regarding shipment of Hazardous Materials, permits required under Environmental Laws, material planning and reporting documents required under Environmental Laws, and all other material correspondence, documents or written communications in the Company’s possession relating in any material respects to compliance with Environmental Laws, management of Hazardous Materials, or the environmental condition of properties presently or formerly owned, operated, or leased in connection with the business of the Company (or any predecessor in interest in connection with the business of the Company).

          (d) For purposes of this Agreement:

               (i) “Environmental Laws” means any federal, state, local or foreign Laws (including common law), regulations, codes, rules, orders, ordinances, permits, requirements and final governmental determinations, in each case as amended and in effect in the jurisdiction in which the applicable site or premises are located, pertaining to the protection of human health, safety or the environment, including without limitation, the following statutes and all regulations promulgated thereunder: the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Federal Clean Air Act, 42 U.S.C. § 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801 et seq.; the Atomic Energy Act, 42 U.S.C. § 2014 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. § 651 et seq.; the Federal Food, Drug and Cosmetic Act, as amended, 21 U.S.C. § 301 et seq. (insofar as it regulates employee exposure to Hazardous Materials); any state or local statute of similar effect; and any Laws relating to protection of safety, health or the environment which regulate the use of biological agents or substances including medical or infectious wastes;

               (ii) “Hazardous Materials” means (A) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “chemical substances,” “toxic substances,” “toxic pollutants,” “pollutants,” “contaminants,” “pesticides,” or “oil” or related materials as defined in any applicable Environmental Law, or (B) any petroleum or petroleum products, oil, natural or synthetic gas, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, urea formaldehyde foam insulation, radon and any other substance defined or designated as hazardous, toxic or harmful to human health, safety or the environment under any Environmental Law; and

               (iii) “Release” has the meaning specified in CERCLA.

     3.19 No Breach. Except for (a) filings with the SEC under the Exchange Act, (b) filings with the Department of Financial Institutions of the State of Wisconsin contemplated herein, (c) the filing of a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act, as amended (the “HSR Act”) and any similar filings in foreign jurisdictions and (d) matters listed in Section 3.19 of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) violate any provision of the Articles of Incorporation or By-Laws of the Company, (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of, require any notice or action under, or otherwise give any other contracting party the right to terminate, accelerate obligations under or receive payment under or constitute (or with notice or lapse of time or both constitute) a default under, any instrument, contract or other agreement to which the Company is a party or to which it or any of its assets or properties is bound or subject, (iii) violate any Law applicable to the Company or by which any of the Company’s assets or properties is bound, (iv) violate any Permit, (v) require any filing with, notice to, or permit, consent or approval of, any governmental or regulatory body, (vi) result in the creation of any lien or other encumbrance on the assets or properties of the Company, or (vii) cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Entity, excluding from the foregoing clauses (ii), (iii), (iv), (v), (vi) and (vii) violations, conflicts breaches, modifications and defaults which, and filings, notices, permits, consents and approvals the absence of which, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company is not and will not be required to give any notice to or obtain any consent or waiver from, or give any notice to, any individual or entity in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby other than any agreement referenced in, or listed as an exhibit to, any Company SEC Report filed in the last twelve months.

     3.20 Board Approvals; Anti-Takeover; Vote Required.

          (a) The Company Board of Directors, at a meeting duly called and held at which all directors were present, has (i) duly and validly approved and taken all corporate action required to be taken by the Company Board of Directors to authorize this Agreement and the consummation of the transactions contemplated hereby, (ii) resolved that this Agreement and the transactions contemplated hereby, including the Merger, are advisable to, fair to, and in the best interests of, the Company and the holders of Company Common Stock and (iii) subject to the other terms and conditions of this Agreement, resolved to submit this Agreement to the shareholders of the Company and to recommend that the shareholders of the Company approve this Agreement, and none of the aforesaid actions by the Company Board of Directors has been amended, rescinded or modified.

          (b) Assuming the accuracy of the representations and warranties contained in Section 4.9, the Company has taken all action necessary such that no restrictions contained in any “fair price,” “control share acquisition,” “business combination” or similar statute, or any applicable regulation thereunder, including those of the Wisconsin Department of Financial Institutions, will apply to the execution, delivery or performance of this Agreement or the transactions contemplated hereby.

          (c) The Company Board of Directors has taken such action as is necessary with respect to the Company Rights Agreement such that (x) the execution and delivery of this Agreement and the transactions contemplated hereby will not (i) result in Parent becoming an “Acquiring Person” under the Company Rights Agreement or (ii) result in the grant of any rights to any person under the Company Rights Agreement or enable, require or cause the preferred stock purchase rights under the Company Rights Agreement to become exercisable, detach from the Company Common Stock, be exercised or deemed exercised, or be distributed or otherwise triggered and (y) the Company Rights will terminate immediately prior to the Effective Time.

          (d) The affirmative vote of the holders of 60% of the outstanding shares of Company Common Stock is the only vote of holders of capital stock of the Company necessary to approve this Agreement and the transactions contemplated hereby.

     3.21 Financial Advisor.

          (a) The Company Board of Directors has received the oral opinion of CitiGroup Global Markets, Inc. (to be confirmed in a written opinion) to the effect that, as of the date of this Agreement, the consideration to be received in the Merger by the holders of the Company Common Stock (other than Parent, Sub and their respective affiliates) is fair to such holders from a financial point of view. The Company shall forward to Parent a copy of the written version of such opinion promptly after the date of this Agreement.

          (b) Other than CitiGroup Global Markets, Inc., no broker, finder, agent or similar intermediary has acted on behalf of the Company in connection with this Agreement or the transactions contemplated hereby. There are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with the Company, or any action taken by the Company, other than fees payable to CitiGroup Global Markets, Inc. and to Boston Healthcare Consulting. The Company previously has provided Parent a copy of the engagement letters of CitiGroup Global Markets, Inc. and Boston Healthcare Consulting, and the fees set forth therein are the only fees payable to CitiGroup Global Markets, Inc and Boston Healthcare Consulting.

     3.22 Information in the Proxy Statement. The proxy statement to be provided to the Company’s shareholders in connection with the Company Shareholders Meeting (as defined in Section 6.2) (such proxy statement and any amendment thereof or supplement thereto, the “Proxy Statement”) on the date mailed to the Company’s shareholders and at the time of any meeting of the Company shareholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or Sub expressly for inclusion in the Proxy Statement. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

Section 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     Parent and Sub hereby make the following representations and warranties to the Company:

     4.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts.

     4.2 Authority to Execute and Perform Agreement. Parent and Sub have the corporate power and authority to execute and deliver this Agreement and to perform their obligations hereunder and the transactions contemplated hereby. The execution and delivery of this

Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the boards of directors of Parent and Sub. No approval by Parent’s shareholders is required to consummate the transactions contemplated hereby. Parent, as the sole shareholder of Sub, has approved this Agreement and the transactions contemplated hereby. No other approval on the part of Parent or Sub is necessary to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub and, assuming this Agreement constitutes the valid and legal binding obligation of the Company, constitutes a valid and binding obligation of Parent and Sub, enforceable against them in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. Except for (a) filings with the SEC under the Exchange Act, (b) filings with the Department of Financial Institutions of the State of Wisconsin contemplated herein, (c) the filing of a Notification and Report Form under the HSR Act and any similar filings in foreign jurisdictions, the execution, delivery and performance of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby will not (i) violate any provision of the charter or by-laws of Parent or Sub, (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of, require any notice or action under, or otherwise give any other contracting party the right to terminate, accelerate obligations under or receive payment under or constitute (or with notice or lapse of time or both constitute) a default under, any instrument, contract or other agreement to which Parent or Sub is a party or to which either of them or any of their respective assets or properties is bound or subject, (iii) violate any Law applicable to Parent or Sub or by which any of their respective assets or properties is bound, (iv) violate any governmental permit, (v) require any filing with, notice to, or permit, consent or approval of, any governmental or regulatory body, excluding from the foregoing clauses (ii), (iii), (iv) and (v) violations, conflicts breaches, modifications and defaults which, and filings, notices, permits, consents and approvals the absence of which, in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated hereby.

     4.3 Information in the Proxy Statement. The information supplied by Parent or Sub expressly for inclusion in the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     4.4 Sub. Sub is validly existing and in good standing as a Wisconsin corporation. Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

     4.5 Financing. Parent has funds or commitments to provide funds in an amount sufficient to pay for the Merger Consideration and in respect of Company Options and Company Restricted Stock Units in full, subject to the terms and conditions of this Agreement. Parent will have, and shall provide Sub with, the funds necessary to consummate the Merger and the transactions contemplated hereby, subject to the terms and conditions of this Agreement.

     4.6 Ownership of Company Common Stock. On the date hereof, Parent and Sub own no shares of Company Common Stock, and (other than as provided herein) own no additional rights to purchase Company Common Stock through any option from any other person.

     4.7 Litigation. There is no judgment, decree or order against Parent or Sub, or any of Parent’s subsidiaries or, to the knowledge of Parent or Sub, any of their officers or directors (in their capacities as such) that would reasonably be expected to prevent, enjoin or materially alter or delay any of the transactions contemplated hereby.

     4.8 Financial Advisor. Other than UBS Securities LLC, no broker, finder, agent or similar intermediary is or will be entitled to any fee or any other commission from Parent or Sub in connection with the transactions contemplated hereby.

     4.9 No Significant Shareholder. None of Parent, Sub nor any of their affiliates is a “significant shareholder” of the Company as defined in Section 180.1130(11) of the WBCL.

Section 5

COVENANTS AND AGREEMENTS

     5.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall, except to the extent that Parent shall otherwise consent in writing and except as otherwise expressly provided in this Agreement or in Section 5.1 of the Company Disclosure Schedule, carry on its business in the ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Laws and regulations, pay its debts and Taxes when due, subject to good faith disputes over such debts, and pay or perform other material obligations when due. Without limiting the generality of the foregoing, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall, except to the extent that Parent shall otherwise consent in writing and except as otherwise specifically provided in this Agreement or in Section 5.1 of the Company Disclosure Schedule observe the following covenants:

          (a) Affirmative Covenants Pending Closing. The Company shall:

               (i) Preservation of Personnel. Use its reasonable commercial efforts to preserve intact and keep available the services of present employees of the Company;

               (ii) Insurance. Use reasonable commercial efforts to keep in effect general liability, casualty, product liability, worker’s compensation and other insurance policies in coverage amounts substantially similar to those in effect at the date of this Agreement;

               (iii) Preservation of the Business; Maintenance of Properties, Contracts. Use reasonable commercial efforts to preserve the business of the Company, to develop, commercialize and pursue regulatory approvals for the Company’s product candidates and products and to advertise, promote and market the Company’s products, and use reasonable commercial efforts to keep the Company’s properties substantially intact, to preserve its goodwill and business, to maintain all physical properties in such operating condition as will permit the conduct of the Company’s business on a basis consistent with past practice, and to perform and comply in all material respects with the terms of the contracts referred to in Section 3.11;

               (iv) Intellectual Property Rights. Use its reasonable best efforts to preserve and protect the Proprietary Rights;

               (v) Company Options; Company Restricted Stock Units. Take all reasonable actions necessary with respect to Company Options and Company Restricted Stock Units to effectuate the terms of this Agreement, provided, however, that Parent shall have the right to approve any agreements to modify material terms of the underlying instruments; and

               (vi) FDA Matters. Notify and consult with Parent promptly (A) after receipt of any material communication between the Company and the FDA (or any similar foreign Governmental Entity) or inspections of any manufacturing facility or clinical trial site and before giving any material submission to the FDA (or any similar foreign Governmental Entity), and (B) prior to making any material change to a study protocol, adding any new trials, making any material change to a manufacturing plan or process, or making a material change to the development timeline for any of its product candidates or programs.

          (b) Negative Covenants Pending Closing. The Company shall not:

               (i) Disposition of Assets. Sell or transfer, or mortgage, pledge, lease, license or otherwise encumber any of its assets, including its Proprietary Rights, in amounts not exceeding, in the aggregate, $100,000 other than sales or transfers in the ordinary course of business and other than sales of Hectorol;

               (ii) Liabilities. Incur any indebtedness for borrowed money in excess of $100,000 in the aggregate or incur any obligation or liability or enter into any contract or commitment involving potential payments to or by the Company, other than in the ordinary course of business consistent with past practice;

               (iii) Compensation. Change the compensation payable to any officer, director, employee, agent or consultant or enter into or amend any employment, change in control, bonus, severance, retention or other agreement or arrangement with any officer, director, employee, agent or consultant of the Company, or adopt, or increase the benefits (including fringe benefits) under, any employee benefit plan or otherwise, except (A), in each case, as required by Law or in accordance with existing agreements disclosed in the Company Disclosure Schedule or as otherwise disclosed in the Company Disclosure Schedule and, (B) in the case of compensation for employees, agents or consultants who are not executive officers or directors, in the ordinary course of business consistent with past practice; or make any loans to any of its directors, officers or employees, agents or consultants, or make any change in its existing borrowing or lending arrangements for or on behalf of any such persons pursuant to an employee benefit plan or otherwise;

               (iv) Capital Stock. Make any change in the number of shares of its capital stock authorized, issued or outstanding (other than through the exercise of Company Options and Company Restricted Stock Units outstanding on the date hereof) or grant or accelerate the exercisability of (other than acceleration required by the terms of Company Options and Company Restricted Stock Units outstanding on the date hereof) any option, warrant or other right to purchase, or convert any obligation into, shares of its capital stock, declare or pay any dividend or other distribution with respect to any shares of its capital stock, sell or transfer any shares of its capital stock, or redeem or otherwise repurchase any shares of its capital stock or any rights or options to purchase any of its capital stock;

               (v) Articles of Incorporation, By Laws, Directors and Officers. Cause, permit or propose any amendments to the Articles of Incorporation or By-laws of the Company or elect or appoint any new directors or officers;

               (vi) Acquisitions. Make, or permit to be made, any material acquisition, lease, investment, or capital contribution outside the ordinary course of business consistent with past practice;

               (vii) Capital Expenditures. Authorize any single capital expenditure in excess of $200,000 or capital expenditures which in the aggregate exceed $500,000;

               (viii) Accounting Policies. Except as may be required as a result of a change in Law or in generally accepted accounting principles, change any of the accounting practices or principles used by it or restate, or become obligated to restate, the financial statements included in the Company 10-K or Company 10-Qs;

               (ix) Taxes. Make any Tax election or settle or compromise any material federal, state, local or foreign Tax liability, change annual Tax accounting period, change any method of Tax accounting, enter into any closing agreement relating to any Tax, surrender any right to claim a Tax refund, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

               (x) Legal. Commence, settle or compromise any pending or threatened suit, action or claim which (A) is material to the Company or which relates to the transactions contemplated hereby, (B) would involve restrictions on the business activities of the Company, or (C) would involve the issuance of Company securities;

               (xi) Extraordinary Transactions. Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger); amend, alter, or terminate the Company Rights Agreement, except as contemplated by Section 3.20(c); or take any action to render inapplicable, or to exempt any person from the provisions of the WBCL or any other Law that purports to limit or restrict business combinations or the ability to acquire or vote shares of capital stock, except as contemplated herein;

               (xii) Payment of Indebtedness. Pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the balance sheet included in the Company 10-Q for the quarter ended December 31, 2004 or incurred in the ordinary course of business since that date;

               (xiii) Loans and Advances. Make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly-owned subsidiaries of the Company or customary advances to employees for travel and business expenses in the ordinary course of business);

               (xiv) WARN Act. Effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 or effectuate any similar action under any foreign Law;

               (xv) New Agreements/Amendments. Enter into or modify any material license, development, research, or collaboration agreement, lease or other contract with any other person;

               (xvi) Confidentiality and Non-Competition Agreements. Modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality agreement or non-competition agreement to which the Company is a party; or

               (xvii) Obligations. Obligate itself to do any of the foregoing.

          (c) Notice of Changes. The Company shall promptly notify Parent orally and in writing of any change or event that has had or could reasonably be expected to have a Company Material Adverse Effect.

     5.2 No Solicitation.

          (a) Each of the Company and its Representatives (as defined below) has ceased and caused to be terminated all existing discussions, negotiations and communications with any persons or entities with respect to any offer or proposal or potential offer or proposal relating to any transaction or proposed transaction or series of related transactions, other than the transactions contemplated hereby, involving: (A) any acquisition or purchase from the Company by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a twenty percent (20%) interest in the total outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning twenty percent (20%) or more of the total outstanding voting securities of the Company, (B) any consolidation, business combination, merger or similar transaction involving the Company; (C) any sale, lease, exchange, transfer, license, acquisition or disposition of assets of the Company for consideration equal to twenty percent (20%) or more of the aggregate fair market value of all of the outstanding shares of Company Common Stock on the date prior to the date hereof; or (D) any recapitalization, restructuring, liquidation or dissolution of the Company (each of clauses (A)-(D), an “Acquisition Proposal”). Except as provided in Section 5.2(b) or (c), from the date of this Agreement until the earlier of termination of this Agreement or the Effective Time, the Company shall not and shall not authorize or permit its officers, directors, employees, investment bankers, attorneys, accountants or other agents (collectively, “Representatives”) to directly or indirectly (i) initiate, solicit or knowingly encourage, or take any action to knowingly facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) engage in negotiations or discussions with, or provide any information or data to, any person (other than Parent or any of its affiliates or representatives) relating to any Acquisition Proposal or grant any waiver or release under any standstill or other agreement. Notwithstanding the foregoing, nothing contained in this Section 5.2 or in Section 6.4 or any other provision hereof shall prohibit the Company or the Company Board of Directors from (x) taking and disclosing to the Company’s shareholders its position with respect to any tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (y) making such disclosure to the Company’s shareholders as in the good faith judgment of the Company Board of Directors, after receipt of advice from outside legal counsel, is required under applicable Law and that the failure to make such disclosure would cause the Company Board of Directors to violate its fiduciary duties to the Company ‘s shareholders under applicable Law.

          (b) Notwithstanding the foregoing, prior to the date on which the Company shareholders vote to approve the Merger, the Company may furnish information concerning its business, properties or assets to any person pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the confidentiality agreement, dated as of December 28, 2004, between the Parent and the Company (as amended, the “Confidentiality Agreement”) and may negotiate and participate in discussions and negotiations with such person concerning an Acquisition Proposal if the Company Board of Directors determines in good faith by resolution duly adopted, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, that such Acquisition Proposal constitutes or is reasonably likely to constitute a Superior Proposal, but only if such Acquisition Proposal did not result from a breach of Section 5.2(a). For purposes of this Agreement, a “Superior Proposal” means any bona fide written proposal made by a third party (i) involving the purchase or acquisition, directly or indirectly of, all the shares of Company Common Stock or all or substantially all of the assets of the Company and (ii) which is otherwise on terms which the Company Board of Directors determines in good faith, by resolution duly adopted (A) would result in a transaction that, if consummated, is more favorable to holders of Company Common Stock, from a financial point of view, than the transactions contemplated by this Agreement (after consultation with a financial advisor of nationally recognized reputation), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of this Agreement) and (B) is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that no proposal shall be deemed to be a Superior Proposal if any financing required to consummate the proposal is not then committed. The Company shall promptly (and in any case within 24 hours) notify Parent (i) of any Superior Proposal, which notice shall include a copy of such Superior Proposal, (ii) upon receipt of any inquiries, proposals or offers received by, any request for information from, or any discussions or negotiations sought to be initiated or continued with, the Company or its Representatives concerning an Acquisition Proposal or that could reasonably be expected to lead to an Acquisition Proposal and disclose the identity of the other party and the material terms of such inquiry, offer, proposal or request and, in the case of written materials, provide copies of such materials and (iii) provide Parent with copies of all written materials provided by the Company to such party. The Company will keep Parent informed on a reasonably prompt basis (and, in any case, within 24 hours of any significant development) of the status and details (including amendments and proposed amendments) of any such Superior Proposal or other inquiry, offer, proposal or request. The Company shall promptly, following a determination by the Company Board of Directors that an Acquisition Proposal is a Superior Proposal, notify Parent of such determination.

          (c) Except as set forth herein, neither the Company Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by the Company Board of Directors or any such committee of this Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, prior to the date on which the Company’s shareholders vote to approve the Merger, the Company Board of Directors may (subject to the terms of this and the following two sentences) withdraw or modify its approval or recommendation of this Agreement or the Merger, or recommend a Superior Proposal, in either case at any time after (x) it has concluded in good faith, after receipt of advice from outside legal counsel, that the failure to take such action would result in a breach of its fiduciary duties to the Company’s shareholders or (y) if the Company has received a Superior Proposal, the fifth (5th) business day following the Company’s delivery to Parent of written notice advising Parent that the Company Board of Directors has received a Superior Proposal (which notice shall include a copy of such Superior Proposal and identify the Person making such Superior Proposal) and advising Parent that the Company intends to withdraw or modify its recommendation of this Agreement or the Merger or recommend a Superior Proposal (specifying which course of action the Company intends to take) (a “Subsequent Determination”). After providing such notice, the Company shall provide to Parent three (3) business days from the date of such notice to make such adjustments in the terms and conditions of this Agreement as would enable the Board of Directors of Company to avoid a Subsequent Determination; provided, however, that any such adjustments shall be at the discretion of the parties at such time. Any such withdrawal, modification or change of the recommendation of the Company Board of Directors, or recommendation or proposed recommendation of any Superior Proposal shall not change the approval of the Company Board of Directors for purposes of causing any state takeover statute or other state Law to be inapplicable to the transactions contemplated by this Agreement, including the Merger.

     5.3 Employee Matters.

          (a) Except with the prior written consent of the Parent, during the period from the date of this Agreement to the Effective Time, the Company shall not (i) make any discretionary contribution to the Company’s 401(k) plan, other than employer matching contributions at the rate in effect immediately prior to the date of this Agreement, or (ii) make any required contribution to the Company’s 401(k) plan in Company Common Stock. If requested by the Parent in writing at least 30 days prior to the Effective Time (provided that the Parent shall have at least 30 days after the date hereof to make such request), the Company shall terminate the Company’s 401(k) plan immediately prior to the Effective Time.

          (b) Following the Merger, Parent shall provide that the employees of the Surviving Corporation are covered under Parent’s then-current benefit plans, programs, policies and arrangements applicable to similarly-situated employees of Parent. Years of service with the Company prior to the Effective Time shall be treated as service with the Surviving Corporation or Parent for eligibility and vesting purposes and for purpose of applicable benefit accruals, including but not limited to vacation pay accruals, except to the extent such treatment will result in a duplication of benefits.

          (c) Following the Merger, Parent shall cause to be waived all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees who were employed by the Company immediately prior to the Effective Time (“Affected Employees”) under any welfare benefit plans in which such employees are eligible to participate after the Effective Time, other than limitations, exclusions or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under the applicable welfare plan maintained for such employees by the Company immediately prior to the Effective Time. With respect to any waiting period that is not waived, service with the Company will be credited in accordance with Section 5.3(b). Parent shall credit under any welfare benefit plan amounts previously paid by Affected Employees (or their dependents) during the plan year or calendar year (as applicable) that includes the Effective Time toward any applicable deductible, co-payment, out-of-pocket maximum or similar provision of such Parent welfare benefit plan.

          (d) As of the Effective Time, Parent shall honor or cause to be honored by the Surviving Corporation, in either case, in accordance with their terms, all employment, bonus, incentive, severance and other agreements and arrangements existing prior to the execution of this Agreement which are between the Company and its current or former directors, officers, employees or consultants, including those described in Section 3.16(e) of the Company Disclosure Schedule, except as otherwise expressly agreed in writing between Parent or the Surviving Corporation and such person.

Section 6

ADDITIONAL AGREEMENTS

     6.1 Proxy Statement. The Company shall, as soon as practicable following the date of this Agreement, prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company, Parent and Sub shall use their reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to receipt of the approval of this Agreement by the affirmative vote of the holders of 60% of the outstanding shares of Company Common Stock (the “Company Shareholder Approval”) there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its shareholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after filing with the SEC. Subject to the terms and conditions of this Agreement, the Proxy Statement shall contain the recommendation of the Company Board of Directors in favor of the Merger.

     6.2 Meeting of Shareholders of the Company. The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders Meeting”) for the purpose of seeking the Company Shareholder Approval and take all lawful action to solicit approval of this Agreement.

     6.3 Access to Information. Prior to the Effective Time, Parent shall be entitled, through its employees and representatives, to have such access to the assets, properties, business and operations of the Company as is reasonably necessary or appropriate in connection with Parent’s investigation of the Company with respect to the transactions contemplated hereby. Any such investigation and examination shall be conducted at reasonable times during business hours upon reasonable advance notice and under reasonable circumstances so as to minimize disruption to or impairment of the Company’s business and the Company shall cooperate fully therein. No investigation by Parent or the Company (whether conducted prior to or after the date of this Agreement) shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company or Parent contained in this Agreement. In order that Parent may have full opportunity to make such investigation, the Company shall furnish the representatives of Parent during such period with all such information and copies of such documents concerning the affairs of the Company as such representatives may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such investigation. The information and documents so provided shall be subject to the terms of the Confidentiality Agreement.

     6.4 Public Disclosure. The initial press release concerning the Merger shall be a joint press release and, thereafter, so long as this Agreement is in effect, neither Parent, Sub nor the Company will disseminate any press release or other announcement concerning the Merger or this Agreement or the other transactions contemplated by this Agreement (other than a press release or other announcement that primarily relates to a Superior Proposal) to any third party, except as may be required by Law or by any listing agreement with the NASDAQ National Market (“Nasdaq”), without the prior consent of each of the other parties hereto, which consent shall not be unreasonably withheld. The parties have agreed to the text of the joint press release announcing the execution of this Agreement. Notwithstanding the foregoing, without prior consent of the other parties, each party (a) may communicate information that is not confidential information of any other party with financial analysts, investors and media representatives in a manner consistent with its past practice in compliance with applicable Law and (b) may disseminate the information included in a press release or other document previously approved for external distribution by the other parties. Each party agrees to promptly make available to the other parties copies of any written communications made without prior consultation with the other parties.

     6.5 Regulatory Filings; Reasonable Efforts.

          (a) As promptly as practicable after the date hereof, each of Parent, Sub and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the other transactions contemplated hereby, including, without limitation: (i) Notification and Report Forms with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) as required by the HSR Act, (ii) filings required by the merger notification or control Laws of any applicable jurisdiction, as reasonably determined by Parent, and (iii) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other applicable Laws or rules and regulations of any Governmental Entity relating to the Merger. Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 6.5(a) to comply in all material respects with all applicable Laws and rules and regulations of any Governmental Entity.

          (b) Each of Parent, Sub, and the Company shall promptly supply the others with any information which may be reasonably required in order to make any filings or applications pursuant to Section 6.5(a).

          (c) Each of Parent, Sub and the Company will notify the others promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any applicable Laws and rules and regulations of any Governmental Entity. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.5(a), Parent, Sub or the Company, as the case may be, will promptly inform the others of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

          (d) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including complying in all material respects with all applicable Laws and with all rules and regulations of any Governmental Entity and using its reasonable efforts to accomplish the following: (i) the causing of all the conditions set forth in Section 7 to be satisfied and to consummate and make effective the Merger and the other transactions contemplated hereby, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any), (iii) the obtaining of all reasonably requested consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated hereby, and to carry out fully the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and the Company Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby, use all reasonable efforts to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the other transactions contemplated hereby. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Company, Parent and Sub shall use all reasonable efforts to take, or cause to be taken, all such necessary actions. Parent shall cause Sub to fulfill all Sub’s obligations under, and pursuant to, this Agreement. Nothing in this Agreement shall require Parent, the Surviving Corporation or any other subsidiary of Parent to sell, hold separate, license or otherwise dispose of any assets or conduct their business in a specified manner, or agree or proffer to sell, hold separate, license or otherwise dispose of any assets or conduct their business in a specified manner, or permit or agree to the sale, holding separate, licensing or other disposition of any assets of Parent, the Surviving Corporation or any other subsidiary of Parent or the Company, whether as a condition to obtaining any approval from, or to avoid potential litigation or administrative action by, a Governmental Entity or any other person or for any other reason. Until this Agreement is terminated in accordance with Section 8.1, Parent shall have the right to participate in the defense of any action, suit or proceeding instituted or threatened against the Company (or any of its directors or officers) before any court or governmental or regulatory body, to restrain, modify or prevent the consummation of the transactions contemplated hereby, or to seek damages or discovery in connection with such transactions.

     6.6 Notification of Certain Matters. Each party shall give prompt notice to the other parties of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty made by such party in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, (ii) any condition set forth in Section 7 that is unsatisfied in any material respect at any time (except to the extent it refers to a specific date), and (iii) any material failure of such party or any of its representatives to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties, the conditions to the obligations of the parties under this Agreement or the remedies available to the party receiving such notification.

     6.7 Indemnification.

          (a) Subject to the occurrence of the Effective Time, until the six year anniversary of the date on which the Effective Time occurs, Parent agrees that all rights to indemnification or exculpation now existing in favor of each present and former director or officer of the Company (the “Indemnified Parties”) as provided in its Articles of Incorporation or By- laws in effect as of the date hereof shall survive and remain in full force and effect with respect to actions or failures to act occurring prior to the Effective Time, other than actions or failures to act that relate to a willful breach of this Agreement.

          (b) Prior to the Effective Time, Parent will obtain a six year “tail” insurance policy that is reasonably acceptable to the Company and that provides coverage similar to the coverage provided under the Company’s directors and officers insurance policy in effect on the date of this Agreement for the individuals who are directors and officers of the Company on the date of this Agreement for events occurring prior to the Effective Time; provided, however, Parent shall not be required to spend more than $1,800,000 to acquire such policy.

          (c) The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     6.8 NASDAQ National Market. Prior to the Closing Date, the Company shall take such actions are necessary so that trading of Company Common Stock on the Nasdaq ceases at the close of regular trading on the trading day immediately preceding the day on which the Effective Time is expected to occur.

Section 7

CONDITIONS PRECEDENT TO THE OBLIGATION OF PARTIES TO CONSUMMATE THE MERGER

     7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction or written waiver at or prior to the Closing Date of the following conditions:

          (a) Shareholder Approval. The Merger and this Agreement shall have been approved by the requisite vote of the holders of the shares of Company Common Stock, to the extent required pursuant to the requirements of the Company’s Articles of Incorporation and the WBCL.

          (b) Statutes; Court Orders. No statute, rule, executive order or regulation shall have been enacted, issued, enforced or promulgated by any Governmental Entity which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing or prohibiting consummation of the Merger; provided, however, that each of the parties shall have used commercially reasonable efforts to prevent the entry of any such order or injunction, including without limitation, taking any such action as is required to comply with Section 6.5, and to appeal as promptly as possible any order or injunction that may be entered.

          (c) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act and applicable foreign competition or merger control Laws shall have been terminated or shall have expired, and approvals under all foreign competition or merger control laws that are reasonably determined by Parent to be applicable to the Merger shall have been obtained.

     7.2 Additional Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate and effect the Merger shall be subject to the additional conditions, which may be waived in whole or in part by Parent or Sub to the extent permitted by applicable Law, that:

          (a) Representations, Warranties and Covenants. The representations and warranties of the Company contained in this Agreement, other than those set forth in Sections 3.1, 3.2, 3.3 and 3.20, (i) shall have been and be true and correct in all material respects as of the date of this Agreement (other than representations and warranties qualified by materiality or Company Material Adverse Effect, which shall be true and correct in all respects), and (ii) except representations and warranties which speak as of an earlier date, which shall have been true and correct as of such earlier date, shall be true and correct as of the Closing Date as if made on and as of the Closing Date (disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect), except where the failure of any such representations and warranties to be true and correct as of the Closing Date as if made on and as of the Closing Date would not reasonably be expected to have a Company Material Adverse Effect. The representations and warranties of the Company contained in Sections 3.1, 3.2 and 3.20 shall have been and be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date. The representations and warranties of the Company contained in Section 3.3 shall have been and be true and correct other than de minimis variations as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Company shall have delivered to Parent a certificate from its chief executive officer and chief financial officer, dated the Closing Date, to the foregoing effect.

          (b) Corporate Certificates. The Company shall have delivered a copy of the Articles of Incorporation of the Company, as in effect immediately prior to the Closing Date, certified by the Wisconsin Department of Financial Institutions, and a certificate, as of the most recent practicable date, of the Wisconsin Department of Financial Institutions as to the good standing of the Company.

          (c) Secretary’s Certificate. The Company shall have delivered a certificate of the Secretary of the Company, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Company executing this Agreement and all documents executed and delivered in connection herewith, (ii) a copy of the By-Laws of the Company, as in effect from the date this Agreement was approved by the Company Board of Directors until the Closing Date, (iii) a copy of the resolutions of the Company Board of Directors authorizing and approving the applicable matters contemplated hereunder and (iv) a copy of the resolutions of the shareholders of the Company adopting this Agreement.

          (d) FIRPTA Certificate. The Company shall have provided to the Parent and Sub a certificate meeting the requirements of Treasury Regulation Section 1.445-2(c)(3) and shall have provided proper notice to the United States Internal Revenue Service of the issuance of such certificate pursuant to Treasury Regulation Section 1.897-2(b)(2).

          (e) Pending Litigation. There shall not be pending any suit, action or proceeding by any Governmental Entity against Parent, the Company, Sub, or any of their respective directors, officers or members challenging this Agreement or the transactions contemplated hereby, seeking to delay, restrain or prohibit the Merger, seeking to prohibit or impose material limitations on the ownership or operation of all or a portion of the operations or assets of the Company, to compel Parent or a subsidiary of Parent to dispose of or hold separate any material portion of their business or assets or the business or assets of the Company (or any equity interest in such entities), or to pay material damages. None of the Company nor any officer or director of the Company in his or her capacity as such shall have been criminally indicted by a Governmental Entity on felony charges.

     7.3 Additional Conditions to the Obligations of the Company. The obligations of the Company to consummate and effect the Merger shall be subject to the additional conditions, which may be waived in whole or in part by the Company to the extent permitted by applicable Law, that:

          (a) Representations, Warranties and Covenants. The representations and warranties of the Parent and Sub contained in this Agreement, other than those set forth in Sections 4.1 and 4.4, (i) shall have been and be true and correct in all material respects as of the date of this Agreement (other than representations and warranties qualified by materiality or material adverse effect, which shall be true and correct in all respects), and (ii) except representations and warranties which speak as of an earlier date, which shall have been true and correct as of such earlier date, shall be true and correct as of the Closing Date as if made on and as of the Closing Date (disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect), except where the failure of any such representations and warranties to be true and correct as of the Closing Date as if made on and as of the Closing Date would not reasonably be expected to have a material adverse effect on the ability of Parent or Sub to consummate the transactions contemplated hereby. The representations and warranties of the Parent and Sub contained in Sections 4.1 and 4.4 shall have been and be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date. Parent and Sub shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date. Parent shall have delivered to the Company a certificate from an executive vice president, dated the Closing Date, to the foregoing effect.

          (b) Merger Document. Sub shall have executed the Articles of Merger.

Section 8

TERMINATION, AMENDMENT AND WAIVER

     8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Effective Time, whether before or after shareholder approval thereof:

          (a) By mutual written consent of Parent and the Company authorized by the Board of Directors of Parent (the “Parent Board”) and the Company Board of Directors; or

          (b) By either Parent or the Company: (i) if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action, and such order, decree or ruling or other action shall have become final and nonappealable, or there shall exist any statute, rule or regulation, in each case restraining, enjoining or otherwise prohibiting (collectively, “Restraints”) the consummation of any of the transactions contemplated hereby; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(i) shall have used all reasonable efforts to prevent the entry of and to remove such Restraints; or (ii) if the Merger has not been consummated by April 30, 2006 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party whose action or failure to fulfill any obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Merger to be consummated by such date; or

          (c) By Parent if there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of the Company set forth in this Agreement, which breach or inaccuracy has resulted or is reasonably likely to result in any condition set forth in Section 7 not being satisfied (and such breach or inaccuracy has not been cured or such condition has not been satisfied within thirty (30) days after the receipt of notice thereof or such breach or inaccuracy is not reasonably capable of being cured or such condition is not reasonably capable of being satisfied within such period); or

          (d) By the Company if there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of the Parent or Sub set forth in this Agreement, which breach or inaccuracy has resulted or is reasonably likely to result in any condition set forth in Section 7 not being satisfied (and such breach or inaccuracy has not been cured or such condition has not been satisfied within thirty (30) days after the receipt of notice thereof or such breach or inaccuracy is not reasonably capable of being cured or such condition is not reasonably capable of being satisfied within such period); or

          (e) By Parent, if (i) the Company Board of Directors shall have (A) withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger, or publicly announced its intention to do so, or failed to recommend this Agreement or the Merger, (B) approved or recommended to the Company’s shareholders any proposal other than by Parent or Sub in respect of any Acquisition Proposal, or entered into or publicly announced its intention to enter into any agreement or agreement in principle in respect of any Acquisition Proposal, (C) resolved or publicly proposed to any of the foregoing or (D) failed to recommend against, or taken a neutral position with respect to, a tender or exchange offer related to an Acquisition Proposal in any position taken pursuant to Rules 14d-9 and 14e-2 under the Exchange Act or (ii) the Company shall have violated or breached in any material respect its obligations under Section 5.2; or

          (f) By the Company, at any time prior to the Company Shareholder Approval, if (i) the Company Board of Directors has received a Superior Proposal, (ii) in light of such Superior Proposal, the Company Board of Directors has determined, in good faith by resolution duly adopted after consultation with outside counsel, that it is necessary for the Company Board of Directors to withdraw, amend or modify its approval or recommendation of this Agreement or the Merger in order to comply with its fiduciary duties to the shareholders of the Company under applicable Law, (iii) the Company has provided written notice of the determination described in clause (ii) above to the Parent, which notice has attached to it the most current version of the agreement or agreements containing all of the terms and conditions of such Superior Proposal, (iv) at least five business days following receipt by the Parent of the notice referred to in clause

(iii) above, and taking into account any revised proposal made by the Parent following receipt of the notice referred to in clause (iii) above, such Superior Proposal remains a Superior Proposal and the Company Board of Directors has again made the determination referred to in clause (ii) above (it being understood and agreed that any change to the financial or other material terms of such Superior Proposal shall require a new notice to the Parent under clause (iii) above and a new five-business-day period under this clause (iv), (v) the Company has not breached in any material respect Section 5.2 and (vi) the Company, at or prior to any termination pursuant to this Section 8.1(f) pays to Parent the Termination Fee; or

          (g) By either Parent or the Company, if upon a vote at a duly held meeting to obtain the Company Shareholder Approval, the Company Shareholder Approval is not obtained.

     8.2 Effect of Termination.

          (a) Any termination of this Agreement under Section 8.1 hereof will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto and, if then due, payment of the Termination Fee. In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become null and void and be of no further force or effect, and there shall be no liability on the part of Parent, Sub or the Company (or any of their respective directors, officers, employees, shareholders, agents or representatives), except as set forth in the last sentence of Section 6.3, Section 8 and Section 9, each of which shall remain in full force and effect and survive any termination of this Agreement; provided, however, that nothing herein shall relieve any party from liability for fraud or the intentional and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

          (b) If Parent shall have terminated this Agreement pursuant to Section 8.1(e), the Company shall pay Parent upon demand a termination fee (the “Termination Fee”) of $19,000,000. If the Company terminates this Agreement pursuant to Section 8.1(f), it shall, currently with and as a condition to such termination, pay Parent the Termination Fee. If (i) this Agreement is terminated pursuant to Section 8.1(b)(ii), 8.1(c) or 8.1(g), (ii) prior to the time of termination and after the date of this Agreement an Acquisition Proposal shall have been publicly announced or otherwise communicated to the Company’s Board of Directors and (iii) within twelve (12) months after the date on which this Agreement shall have been terminated the Company enters into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated, the Company shall pay to Parent the Termination Fee upon the earlier of the execution of such definitive agreement or upon consummation of such Acquisition Proposal. All amounts due hereunder shall be payable by wire transfer in immediately available funds to such account as Parent may designate in writing to the Company. If the Company fails to promptly make any payment required under this Section 8.2(b) and Parent commences a suit to collect such payment, the Company shall indemnify Parent for its fees and expenses (including attorneys fees and expenses) incurred in connection with such suit and shall pay interest on the amount of the payment at the prime rate of Bank of America (or its successors or assigns) in effect on the date the payment was payable pursuant to this Section 8.2(b).

     8.3 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys’ and accountants fees and expenses, incurred in relation to the printing and filing with the SEC and mailing of the Proxy Statement (including any preliminary materials related thereto) and any amendments or supplements thereto, and the filing of any documents required under the HSR Act or any comparable provisions under any applicable pre-merger notification laws or regulations of foreign jurisdictions; and provided, further, however, that (i) if Parent shall have terminated this Agreement pursuant to Section 8.1(e), the Company shall reimburse Parent and Sub upon demand for documented out-of-pocket fees and expenses incurred or paid by or on behalf of Parent in connection with this Agreement or the consummation of any of the transactions contemplated by this Agreement in an amount that will not exceed $900,000 (the “Expenses”); (ii) if the Company terminates this Agreement pursuant to Section 8.1(f), it shall pay Parent the Expenses upon demand; and (iii) if this Agreement is terminated pursuant to Section 8.1(b)(ii), 8.1(c) or 8.1(g), and prior to the time of termination and after the date of this Agreement an Acquisition Proposal shall have been publicly announced or otherwise communicated to the Company Board of Directors, the Company shall pay Parent the Expenses upon demand.

     8.4 Amendment. Subject to applicable Law and as otherwise provided in the Agreement, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors, but after the approval of this Agreement by the shareholders of the Company, no amendment shall be made which by Law requires further approval by such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.5 Waiver. At any time prior to the Effective Time, each party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto or (b) waive compliance with any of the agreements of any other party or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit; provided, that any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party.

Section 9

MISCELLANEOUS

     9.1 No Survival. None of the representations and warranties contained herein shall survive the Effective Time.

     9.2 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report)

or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

(a)	if to Parent or Sub, to:

Genzyme Corporation
500 Kendall Street
Cambridge MA, 02412
Attn: Thomas J. DesRosier
Telephone: (617) 252-7500
Facsimile: (617) 768-9736

with a copy to:

Ropes & Gray LLP
One International Place
Boston, Massachusetts 02110
Attn: Paul M. Kinsella
Telephone: (617) 951-7921
Facsimile: (617) 951-7050

(b)	if to the Company, to:

Bone Care International, Inc.
1600 Aspen Commons
Middleton, WI 53562
Attn: Chief Executive Officer
Telephone: (608) 662-7800
Facsimile: (608) 662-7870

with a copy to:

Sidley Austin Brown & Wood LLP
Bank One Plaza
10 S. Dearborn Street
Chicago, IL 60603
Attn: Steven Sutherland
Telephone: (312) 853-7147
Facsimile: (312) 853-7036

Any party may by notice given in accordance with this Section 9.2 to the other parties designate another address or person for receipt of notices hereunder.

     9.3 Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the Merger and related transactions, and supersedes all prior agreements, written or oral, among the parties with respect thereto, other than Section 5 of the Confidentiality Agreement, which shall survive execution of this Agreement and any termination of this

Agreement other than the “standstill” provisions which shall expire concurrently with the execution and delivery of this Agreement.

     9.4 Governing Law. This Agreement and all actions arising under or in connection therewith shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof, provided, however, that the Laws of the respective jurisdictions of incorporation of each of the parties shall govern the relative rights, obligations, powers, duties and other internal affairs of such party and its board of directors.

     9.5 Binding Effect; No Assignment; No Third-Party Beneficiaries.

          (a) This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Sub may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (i) Parent, (ii) to Parent and one or more direct or indirect wholly-owned subsidiaries of Parent, or (iii) to one or more direct or indirect wholly-owned subsidiaries of Parent (each, an “Assignee”). Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Assignees. Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          (b) Other than Section 6.7, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Parent, Sub and the Company and their respective successors and permitted assigns any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     9.6 Section Headings. The headings of Sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement.

     9.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

     9.8 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

     9.9 Submission to Jurisdiction; Waiver. Each of the Company, Parent and Sub irrevocably agrees that any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns may be brought and determined in the courts of the State of Delaware and each of the Company, Parent and Sub hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of the Company, Parent and Sub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

     9.10 Enforcement. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, any other party shall be entitled to an injunction (without posting a bond or other undertaking) restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law.

     9.11 Rules of Construction; Certain Definitions.

          (a) All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

          (b) For purposes of this Agreement, the term “Governmental Entity” shall mean any arbitrator, court, nation, government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial regulatory or administrative functions of, or pertaining to, government.

          (c) For purposes of this Agreement, the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

     9.12 No Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

     9.13 Waiver of Jury Trial. EACH OF PARENT, COMPANY AND SUB HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO.

[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger under seal as of the date first stated above.

BONE CARE INTERNATIONAL, INC.
By:	/s/ Paul L. Berns
	Name:	Paul L. Berns
	Title:	President and Chief Executive Officer

GENZYME CORPORATION
By:	/s/ Henri A. Termeer
	Name:	Henri A. Termeer
	Title:	President, Chairman and Chief Executive Officer

By:	/s/ Michael S. Wyzga
	Name:	Michael S. Wyzga
	Title:	Chief Financial Officer

MACBETH CORPORATION
By:	/s/ Michael S. Wyzga
	Name:	Michael S. Wyzga
	Title:	President